UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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YOUR Vote Matters BlackRock Innovation and Growth Term Trust (NYSE: BIGZ) Vote today. YOUR Board is focused on protecting YOUR investment and advancing YOUR interests. Saba is only focused on Saba. Your investment—and the consistent distributions your Fund delivers—are at risk. A dissident activist shareholder, Saba Capital Management L.P. (“Saba”), is attempting to fire BlackRock as fund manager and install hand-picked board nominees loyal to Saba’s own interests. In doing so, Saba seeks to maximize its own returns, to the detriment of yours. BlackRock puts YOU first, and the decisive actions taken by YOUR Board and management team have had a meaningful, positive impact, creating value for all shareholders. The Fund’s nominees are fiduciaries with a track record of putting YOUR interests first 100% All nominees have closed-end fund experience 150+ Years of collective relevant leadership experience Market experts and business leaders from Wall Street to D.C. History of protecting your consistent distributions YOUR Fund’s Board and management have taken impactful actions 12% Yield on NAV1 17.7% Total market price return2 $35.5m NAV accretion from share repurchase program1 35.6% Discount to NAV narrowing3 Saba’s unqualified nominees are loyal to Saba’s interests, not yours 0% None of Saba’s nominees have any closed-end fund experience 0 Nominees have no insights into your Fund’s strategies or operations 6/7 nominees have zero risk management or compliance experience Saba’s nominees are beholden to Saba’s interests, not yours 1 Bloomberg as of 5/20/2024 2 Morningstar/BlackRock data as of 5/24/2024; Returns for time periods greater than 1 year are annualized; Returns on price assume dividends are reinvested 3 Morningstar as of 5/24/2024 ; Discount to NAV narrowing from 12/31/2022 to 5/24/2024

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund: [ ] “FOR” BlackRock Board nominees [X] “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock ! IMPORTANT: Do not return any gold cards sent to you by Saba How do I vote? Vote online Using the website provided on YOUR enclosed WHITE proxy card and following the simple instructions Vote by phone By calling the toll-free number on YOUR enclosed WHITE proxy card and following the simple instructions Vote by mail By completing and returning YOUR enclosed WHITE proxy card in the postage paid envelope provided Please do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-6605. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Innovation and Growth Term Trust (BIGZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock Innovation and Growth Term Trust (BIGZ) BlackRock® Not FDIC Insured May Lose Value No Bank Guarantee BIGZ_2024_FL5